Exhibit 5.1


                              TIMOTHY J. McCARTNEY*
                                 Attorney-at-Law
                                   9 Elsa Way
                          Richboro, Pennsylvania 18954
                                     -----
                            Telephone (215) 396-7156
                            Facsimile (215) 396-7157

* Member of N.Y. Bar


February 8, 1999


Mark Solutions, Inc.
1515 Broad Street
Bloomfield, New Jersey 07003


Re: Form S-8 Registration Statement
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Ladies and Gentlemen:

I have acted as counsel for Mark Solutions, Inc. (the "Company") in connection with the registration of 5,520,000 shares of Common Stock, $.01 par value, of the Company (the "Shares") under the Securities Act of 1933, as amended on a Form S-8 registration statement (the "Registration Statement") to be filed on February 10, 1999 with the Securities and Exchange Commission.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements and other instruments and based upon such documents and other investigation as I have deemed necessary I am of the opinion that:

    1. The Company has been duly organized and is validly existing as a business corporation in good standing under the laws of the State of Delaware.

    2. Upon effectiveness of the Registration Statement and the delivery and issuance of the Shares as described therein, such Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and the related prospectus and further consent to the use of my name in the Registration Statement.



Very Truly Yours,



Timothy J. McCartney